Form C

Cover Page

Name of issuer:

Shape Labs Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 5/8/2015

Physical address of issuer:

2898 Baze Road
San Mateo CA 94033

Website of issuer:

http://shapescale.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

3.0% of the offering amount upon a successful fundraise.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,000,000.00

Deadline to reach the target offering amount:

12/31/2016

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$218,410.55	$0.00
Cash & Cash Equivalents:	$208,960.92	$0.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$14,702.92	$0.00
Long-term Debt:	$376,275.49	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($192,650.78)	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Shape Labs Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Alexandre Wayenberg	CEO	Shape Inc.	2015
Martin Kessler	COO	Shape Inc.	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Alexandre Wayenberg	CEO	2015
Alexandre Wayenberg	President	2015
Martin Kessler	COO	2015
Martin Kessler	Secretary	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Martin Kessler	2,763,900 of common	31.31
Alexandre Wayenberg	5,527,800 of common	62.63

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Forecasting Risk:

We've done our very best to forecast demand and create a solid production plan. We've learned a lot from running previous hardware businesses, but sometimes forecasts don't always hit the mark. Should we miss projections, and either sell too many ShapeScales or too few, we will have re strategize to cope with changed environment.

Since we consider ShapeScale a high quality product, it will be of utmost importance for us that we maintain only the best quality standards even at high production volume. To do so, we will need to be able to keep up with our demand sufficiently.

Production & Supply Chain Risk:

We have a capable team that has worked in China before. However, sometimes components need to be switched and/or parts have to be re-designed during a product's pre-production phase. This sometimes leads to unexpected changes in production cost. We have budgeted for a buffer and hope to offset some of our production cost with later software revenue. Moreover, component delays and unexpected shortages can occur, which sometimes delay the manufacturing process.

Both production delays and higher than expected costs, can however lead to cash shortages for a business such as Shape.

Competitor Risk:

There is the risk that a larger competitor such as Fitbit or Apple could step in and take over the market. We strive to go to market as soon as possible, and expand our foothold so that we can establish a presence and build a loyal customer base before anyone else is able to.

Talent Risk:

In order to quickly grow Shape, we need to hire specific talent with a strong cultural fit and skill set. Finding the right people takes time, but with a presence in Silicon Valley, long China experience and being part of the Y Combinator network gives us access to a rich talent pool.

Privacy Risk:

We will store some data such as our user's body shapes on our servers. We will treat this data with utmost priority and care, and adhere to industry standards to safe-guard everything. There is still going to be the risk of a data breach or that prospective customers will be afraid to share their data with us.

Channel & Sales Through Risk:

We will focus on online sales through our website and Amazon first. We will only go retail later in 2017, when we have scaled demand sufficiently. There is of course the risk that our online sales won't be sufficient to build a company around ShapeScale. Should this be the case, we will need to revise our strategy and explore B2B channels.

Patent Trolls:

If ShapeScale ends up becoming popular patent trolls may start to emerge and sue us for damages. We don't believe this to be a big risk at this stage since we are too small to be interesting for these patent trolls. Also we are building a significant intellectual property portfolio which will help us to defend our innovations.

Not Meeting Customers' Expectations:

We are not delivering the product that customers expected. Reviewers might give the product poor ratings. Customers might not use the product as much as we are hoping. Since we haven't shipped our product yet, there will always be the looming risk of not meeting their expectations. We have been running internal pilot programs and will continue to do so. That way we'll be able to improve the user experience before we ship first units to our customers.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise:	**$50,000**
Use of Proceeds:	We're 100% focused on product development and a successful product pre-order launch over the next few months. We need at least $50,000 to support our launch campaign. The additional funding will be used for web design, professional product photos, advertising, and more.

If we raise:	**$500,000**
Use of Proceeds:	If we raise over $500,000, we'll be in a good position to expand our product development team with an additional computer vision engineer.

If we raise:	**$1,000,000**
Use of Proceeds:	If we raise $1,000,000, we'll be in a good position to expand our product development team and start to fill additional key hires in crucial areas such as mechanical engineering as well as software and app development.

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.

5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an Investor does not reconfirm his or her investment commitment after a material change is made to the offering, the Investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the Investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated as either:

- (i) the total value of the Investor's investment, divided by the price of **Preferred Stock** issued to new Investors, or
- (ii) if the valuation for the company is more than **$8 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap (**$8 million**) divided by (b) the total amount of the Company's capitalization at that time.

Additional Terms of the Valuation Cap. For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest less than **$25,000** in the SAFEs will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Investors investing at least **$25,000** have standard voting rights in the Company once they receive **Preferred Stock**, if they are also "accredited investors" as defined in Regulation D under the Securities Act of 1933.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events. If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap (**$8 million**) divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company. If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Investors in SAFEs do not have voting rights (unless they invest over **$25,000** and are accredited investors) and cannot modify the terms of the SAFEs. Investors in the Company's other securities or investors in SAFEs that invest over **$25,000** and are accredited investors do have voting rights and may be able to modify the terms of the SAFEs.

The SAFE may be amended only upon the written consent of the Company and either (i) the "Designated Lead Investor" or (ii) the holders of a majority of interest. However, the Valuation Cap may not be amended by the Designated Lead Investor, and may only be amended upon the written consent of the Company and the holders of a majority of interest.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
			Choose	No
Common Stock	10000000.0	8826591.0	Yes	No
Debt Securities			Choose	No
Other				
			Choose	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	
Other Rights:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than **$8 million**, the amount invested divided by the quotient of (a) the Valuation Cap (**$8 million**) divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

NA

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
6/2015	Regulation D, Rule 506(b)	Priced Round	$20,000	General operations
8/2015	Regulation D, Rule 506(b)	SAFE	$330,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

- [x] Yes
- [ ] No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

$27,142.00 loan repayment to Shareholder: Alexandre Wayenberg when cashflow allows for it. $29,133.49 loan repayment to Shareholder: Martin Kessler when cashflow allows for it.

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

- ☑ Yes
- ☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview.
Shape Labs, Inc. is a Y Combinator consumer health-tech company based in Silicon Valley. It is the company behind ShapeScale, a smart scale that scans your entire body for changes in your shape. The first-of-its-kind personal health device creates a 3D avatar of an individual's body and sends it to an app where details can be viewed of where fat is lost or muscle is gained.

ShapeScale and its related services is going to represent the majority of our business revenue in 2016. To-date the company has not generated significant revenue, as the ShapeScale product is not going to launch before the end of Q2.

Company History
We originally founded our business in 2015 to move beyond our proof of concept technology and develop a consumer product that facilitates full 3D body scans. As we have grown and evolved since that time, we had the following key milestones in the development of our business:

- **June 2015:** Joined famous Y Combinator Incubator Summer 2015 program.
- **July 2015:** Developed first functional prototype of "ShapeScale".
- **July/August 2015:** Rolled out pilot program to 5 locations to receive first user feedback on 3D scanning technology of ShapeScale.
- **August 2015:** Pre-Seed Funding of $360,000 to further develop ShapeScale technology.
- **February 2016:** Prototype v0.23 and new pilot run.
- **April 2016:** Begin of Pre-Launch Campaign, over 20,000 Sign Ups for coming Pre-Order in first 30 Days.

Company Growth Trajectory:
Since our ShapeScale Pre-Launch campaign we have been steadily growing our email subscribers for the pre-order launch.

- We have grown now to over 40,000 sign ups in less than two months.
- We have firm goals to grow our sign ups to 100,000 sign ups prior to our launch.
- The company forecasts to convert between 1-5% of these sign ups into customers of ShapeScale and acquire additional customers through other channels such as public relations, ads, and referrals.

We expect to continue to grow our business and monetize our user base in the current fiscal year. Although Shape Labs Inc. does not have a record of generating significant revenue, we expect a great influx of revenue due to the launch of our ShapeScale product. Further along, we will generally continue to grow our business with new product lines and our premium subscription model. Nonetheless, it may be years before Investors see a return on their investment, if they do at all.

The following trends or uncertainties could affect our financial condition, including the liquidity, cash flow and capital resources described below:

- There could be a turn in economic climate and consumption for consumer electronics may shrink.
- The outcome of the U.S. presidential election may have unforeseen negative consequences for free trade and China as a manufacturing hub for American businesses.

Liquidity. The following table summarizes our [cash and cash equivalents, accounts receivable, accounts payable, net working capital and cash flows] for the periods indicated:

Jan - Dec 15 [FY2015]
Net Income -191,103.20
Accounts Receivable 0
Accounts Payable 13,155.34
Net cash provided by Operating Activities -177,997.86
Net cash provided by Financing Activities 396,358.41
Net cash increase for period 208,960.92

Our cash and cash equivalents at **12/31/2015** were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve capital and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in demand deposit accounts, certificates of deposit and money market funds that are currently providing only a minimal return.

We anticipate using our available cash for operations within six months if we would not launch ShapeScale. We base this estimate on our previous monthly expenditures and ability to conserve cash. However, proceeding with the launch will dramatically increase our monthly expenditures in the short-term to increase a positive revenue outcome during our launch. We believe it to be of utmost importance to have a high-profile launch that generates significant pre-orders of the ShapeScale product so that we can meet minimum order quantity requirements by our suppliers. With the increase expenditures for our launch we forecast that our available cash will be used up within three months.

We expect that the proceeds of this offering will improve our liquidity and provide additional working capital to launch and further develop ShapeScale. Although the proceeds of this offering are not necessary to the viability of our business, it will be integral to developing ShapeScale, because the additional working capital will help us to create a greater return on our consumer product launch this summer. Should the company raise working capital beyond its goal, Shape Labs Inc. will be able to hire additional engineers to increase its R&D capabilities.

Net cash used in operating activities consisted of -$177,997.86 for the year ended December 31, 2015. Net cash provided by financial activities consisted of $396,358.41.

Operating Activities.
No net cash has been generated through operating activities as the company had still been developing the ShapeScale product in FY2015. No revenue has thus been made in the said year. In FY2015 the company just started operating and was facing expenditures not only in R&D, but also relocating the executive team from Hong Kong to the United States as well as setting up an initial office space.

Capital Resources. The company has financed its operations through friends, family, incubator and angel investments through the popular Silicon Valley fundraising instrument "SAFE". The Shape Labs Inc. Executive Officers have also loaned the company a small loan to facilitate its operations.

- Y Combinator: $120,000

- NEST Investments: $50,000

- Friends and Family: $180,000

- Shareholder Loans: 56,275.49

We expect our revenue to grow at increasing rates in the current fiscal year and in the coming few fiscal years, due to the launch of pre-order sales of our ShapeScale product. The company has developed and tested for over one year its core technology and the ShapeScale prototype went through several reiterations. An initial response of prospective customers that have viewed our ShapeScale teaser over 5,500,000 times as well as over 40,000 sign ups for our launch have given us a signal of great confidence. We are of strong conviction that Shape Labs Inc. will be able to sell ShapeScale in great numbers over the next two years.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://shapescale.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES



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INVEST IN SHAPESCALE

A scale that scans your body in 3D to show changes in your body and appearance.

328
investors

$127,401
raised of $50K-$1M goal

$100 min **INVEST**
Wefunder Portal LLC

Future Equity (SAFE)

$8M valuation cap

A SAFE gives you the right to future shares in ShapeScale. If you invest, you're betting the company will be worth more than $8M in the future.

INVEST $25,000+ FOR VOTING & PRO-RATA RIGHTS

INVESTOR PERKS

$100+	Become a VIP member and get access to early product updates.
$499+	Tour our office and get a Shape Scan ahead of everyone else! We reserve the right to organize batch visits should we get too many visitors! Also get VIP access.
$999+	Get a limited edition ShapeScale BlenderBottle. Also get VIP and Office access.
$1,999+	Get a personalized fitness consultation and plan with us. If you are based in the San Francisco Bay area, you will be able to become a ShapeScale beta tester. Also get our BlenderBottle, VIP and Office access.
$9,999+	Get 10% lifetime discount on ShapeScale.com. Have a private dinner with the ShapeScale founders and a personalized fitness consultation with us. Also get our BlenderBottle, VIP and Office access.

> *ShapeScale is a weight scale that digitizes your body in 3D, so you can see exactly how your body is changing over time. It creates a photo-realistic 3D model of you that shows exactly where you have been gaining muscles or losing fat. Partnered with our app, you can track which exercises and diets are working for you and optimize your fitness.*



Alexandre Wayenberg
CEO, SHAPESCALE

OUR AMBITION

There are billions of people who exercise and go on diets because they want to stay healthy or transform the way they look. But there's no way right now to truly see the changes as they're happening. ShapeScale is solving that problem by partnering our 3D scale with an app that shows you how your body is developing at a glance. We're helping you understand your body and showing you the changes you've been working for—even if the mirror doesn't.

KEY FACTS

- Video went viral on Facebook with 5M views (1M views in a day)
- 40K signups on waitlist, signups growing at 1K+/day
- Funded by Y Combinator in June 2015
- Built first working prototype in 3 months and ran pilots
- Built 5 prototypes iterations since then
- Sold in 30 days 110 VIP early access to the pre-order launch for $10

DOCUMENTS

Fundraising Video Transcript

shapescale.com

CONSUMER PRODUCTS HARDWARE TECHNOLOGY

WHY I LIKE SHAPESCALE

The ability to see yourself in photorealistic 3D gives us a peek at how other people see us. It's like a better mirror that shows me a really good and unbiased picture of myself. It's much more powerful than just getting measurements. Because measurements alone do not tell you whether you feel better or worse. ShapeScale has a chance to completely change the way we exercise, eat and also dress.



Michael Seibel
PARTNER AT Y COMBINATOR

THE BUZZ ABOUT SHAPESCALE

My favorite early stage startup. Outstanding Founders! Gimme those abs!

Alexander Osterwalder
Co-founder of Strategyzer and Author of Business Model Generation and Value Proposition Design

I decided to become an early backer of the ShapeScale team because they have what it takes to be successful. They eat their own "dog food". Alex and Martin are extremely hardworking, focussed to on the task at hand, passionate about their product and understand the market in which they operate. Over the years they have kept on exceeding their and also my own expectations.

Carel van Apeldoorn
Investor and CEO of Ink361

Alex and Martin are perfectionists with a clear vision of the future of fitness and technology. I learnt a lot working alongside them at accelerator programme Founder Institute. Having them as clients of my digital agency Clarity was a challenging and inspiring experience.

Andrea Livotto
Investor and Co-Founder of Clarity

Can Y Combinator find its next 'unicorn' in a hardware startup?
October 1, 2015

Alexandre Wayenberg and Martin Kessler, founders of ShapeScale, a startup making a connected weight scale that was in Y Combinator's latest graduating class, said they considered the program's most valuable asset to be its network of alumni and

What's the big idea?: The nine most startling startups from YC Demo Day - StartupSmart
August 20, 2015

As a way to measure fitness progression, ShapeScale scans your entire body and looks for changes in your shape. It gives an overview of your body shape, weight, body fat, regional muscle growth and fat loss, which seems a tad daunting, but is

Y Combinator Gets Hardcore About Hardware
August 19, 2015

Y Combinator president Sam Altman insists that Y Combinator's investment thesis hasn't fundamentally changed. "Anything that could be a $10 billion-plus business, we'll fund." [...] "No one wanted to put money into hardware" Tan says. "But now

YC Demo Day 1 faves: Foodie bots, smart mattresses, self-driving carts and more
August 19, 2015

ShapeScale's device creates a picture of your body and its measurements when you step on it, looking a bit like what the TSA sees when you stand in front of a full body scanner. If that doesn't creep you out, then you can save that image to ShapeScale's

How does it work?

Shapescale works like most scales do: just step on. But the similarities end there. Shapescale scans your body 360 degrees and creates a 3D rendering which you can access via the app. You'll be able to see exactly how your body is developing in different visualizations and get personalized fitness tips.


68Kg
12.5%
17.1%

Dashboard

See your measurements, weight, muscle and fat percentage all in one place.


gain
stable
loss
2D

Heat Maps

See where you have been losing fat and gaining muscles at a single glance.


GOAL 1
Still
10days to go
at this rate
1.2 cm left

View Progress

Set goals and see how you're progressing—even if you can't see it in the mirror.


2D

Timelapse

Create timelapse videos that you can share with your friends.

"I Need This."

When we announced the Shapescale on Facebook we didn't think it'd go viral, but in a single day we had 1 million views. People everywhere were chiming in about how psyched they were for the Shapescale and now we already have 40,000 customers in the pipeline.

1 Million video views on Facebook in one day	**40,000** waitlist signups in just 40 days	**< $20** Customer Acquisition Cost (estimate)"
2016 launching pre-order sales	**2017** start shipping and selling in retail	**1 in 5** Americans have a wearable device

We're Almost There

We're on our fifth prototype at the moment and we can take a full body scan with accuracy and now focusing on design. within the next couple weeks we'll have the actual "works-like" "looks-like" prototype ready to shoot for our promo video to launch our pre-order campaign.




WORLD SERIES
LIFEAID









Understanding Our Bodies

We started Shapescale because we were frustrated with the lack of ability to truly see how excercise and diet affect your body. A lot of people want to make some specific part of their body more fit, but they can't exactly measure the impact of excercises or diet practices. We can see those changes faster than anyone




Y Combinator


NOTHING
IN THIS WORLD
I WOULD LIKE
TO DO MORE THAN
SURFING!
LIFE'S A BEACH.

Let's Scale Together

We are proud to have received so many positive reactions and sign ups for our product ShapeScale. Tens of thousands of people have shared our teaser and tagged their friends on Facebook. This convinces us more than ever that there is a real need by a large demographic within the U.S. and abroad. We cannot wait to bring ShapeScale to the world.

Our product is an enabler. ShapeScale will be able to really understand your body. We will connect the dots between the nutrition and exercise that will make you a healthier individual. By enabling millions of people to be healthy, we will be able to lower their risk for health problems such as heart disease, stroke, high blood pressure, diabetes and more.

It's not an easy goal, but it certainly is achievable. If health and fitness matter to you, then we invite you to join us as an investor and help everyone understand their own body a little better.

Yours,

Alexandre Martin

Alexandre and Martin

MEET THE FOUNDERS


NOMAD'S LAND

Alexandre Wayenberg

CEO

Engineer and Designer. Involved in the development of 15+ IoT products. Previously head of Capsule.co, co-founder of Wave Music, Doll Memories and AgoraBee. Co-organizer of chi.camp and EPFL alumni.



Martin Kessler

COO

Hardware Entrepreneur. Specializes in business development, digital marketing, and product management. Previously Founder and CEO of Phonejoy, Account Lead at MWI, and CMO at Ambi Labs.

AND THE REST OF THE TEAM



Alexander Osterwalder
Advisor
Co-founder of Strategyzer



Michael Seibel
Advisor
Y Combinator Partner



Bharat Vasan
Advisor
COO at August - former co-Founder & COO of Basis

RAISED $477,401 FROM 189+ INVESTORS

Luke Iseman
Luke Iseman is Director of Hardware at Y Combinator.

Feng Cheng
Bank of America Merrill Lynch, Managing Director Global Markets division

Carel van Apeldoorn
CEO and cofounder of Ink361.com

NEST Investments
A full service early-stage venture capital firm focused on helping startups and talented founders from around the world build businesses that apply and commercialise innovation.

Y Combinator
Seed funded 700+ startups (including AirBnB) with total valuation over $30 billion. 27 startups valued over $100m.

AIA Accelerator
AIA helps companies give life to the next generation of digital healthcare.

MORE INVESTORS

DETAILS

– COLLAPSE ALL

What are you guys building?

ShapeScale is a weight scale that digitizes your body in three dimensions, so you can see exactly how your body shape is changing over time. You step on the scale, and it has a robotic arm that rotates around your body. It creates a photo-realistic 3D model of you. With that, you can see exactly where you have been gaining muscles or losing fat. The scale can see exactly how your body shape is changing over time. We want to partner this scale with an app that can show you where you've been and where you're at, and then give you the best advice about what you need to do, on the diet or the exercising side, to be able to reach the appearance that you aspire to.

What's the problem that you're solving for your customers?

We focus on solving three major problems. The first is that there are billions of people that exercise and go on diets because they want either to make some change in their appearance. But, there's no way right now to really see all the changes as they're happening. You can't see how your progress from last year or even last week. ShapeScale is going to solve that problem.

The second problem is that current scales only tell you your weight, but lean muscle will weigh more than fat. If you're working out your core to improve your waistline, and you're working out and eating right and seeing the difference in your body, you might still see the number on the scale go up because you're replacing that fat with the heavier lean muscle mass. We provide a different metric for measuring progress, one that looks past the number on the scale.

Ultimately, though, we want to help people achieve the appearance they aspire to. A lot of people want to make some specific part of their body more fit, but they don't know when exercise will be better than dieting, or when changing their diet could have a huge impact. We can see those changes faster than anyone, so we can give this advice and guide people.

What is ShapeScale's MSRP and Launch Date?

We haven't launched ShapeScale yet, but will launch a pre-order soon. Our product pricing is not 100% set in stone yet, as we are still working with our supply-chain partners and running internal tests on price elasticity.

We will also offer a lower launch price to reward early supporters and gain additional momentum early on. The launch price will likely be somewhere $199 and $499

ShapeScale will start shipping in 2017 with the exact date to be announced during our launch.

How does a 3D scan look like?

We cannot disclose too much at this stage. However please have a look at a sample scan at http://shpe.us/alexscan of one of our company's founder, Alex.

Why Invest Now?

We are launching our pre-order campaign in only a few weeks time. Based on our experience and current email subscriber growth, we are confident that we will generate a lot of traction this summer. We are looking to raise additional funding prior to the campaign to move faster and further increase our reach.

We plan to do so through ROI-positive ads-spent and higher quality marketing assets such as promo clips, professional photographs, and more.

At the end of this year, we will raise at a much higher valuation from institutional investors. Joining us now as an investor, will be the last chance for non-accredited investors to become part of our journey.

How will you make money?

We will sell ShapeScale mostly through online channels during our first year followed by specialized retail channels in 2017.

ShapeScale comes with a freemium app. At its free tier users will be able to set their goals and monitor their progress. At the premium level users will receive tailor-made exercise and nutrition plans among other features.

Beyond that we believe there will be a multitude of other opportunities such as paid product placements, e-commerce (tailor-made clothes, virtual dressing rooms, etc) and VR (3D avatars for online experiences) solutions. We have also been contacted by several insurance so they can use the information for their underwriting.

What's new about what you're making? How is it different?

Today there is no way of accurately tracking how your appearance and body changes over time.

We have to rely on archaic numbers such as weight or body fat percentages which are often misleading and discouraging. A mirror or photo of ourselves is not much better. This makes it hard to understand whether we are getting in a better shape or are staying in shape. Being able to better understand how our body changes and our fitness progresses allows us to remain motivated. We believe motivation and lack of knowledge what exercises and what diet works is one of the key reasons why people struggle to stay or get in shape.

With ShapeScale we will finally make sense of what works and what doesn't.

How do you acquire customers for your product launch?

Ahead of our launch we cannot disclose too much.

However, our core strategy is to build a strong audience that is interested in our product. So far we have acquired over 40,000 sign ups of people waiting to pre-order a ShapeScale. We also have a strong social media presence with over 35,000 Facebook fans and over 5,000 followers on Twitter. This audience is highly qualified as they have only signed up for the waitlist after having watched our ShapeScale teaser (see http://shpe.us/thisviralvid to read some of their reactions).

Beyond email and social media marketing, we believe that PR will be a great driver of initial buzz for our launch. We are working with the PR agency that has worked with the Coolest Cooler (raised over $13m in pre-order sales) and the video production company that has produced the promotional video for the renowned Lily Camera.

We have a few other tricks up our sleeves but cannot reveal too much at this stage due to the public nature of this crowdfunding campaign.

Can you expand on your email sign ups?

We have put out this video that was just a quick teaser animation of how the product would work, and we showed that video to a very specific audience of fitness enthusiasts. In just one day, we received over 1 million views. We were really taken aback by the positive response we have received by millions of people across the world.

A lot of these eyeballs have been converted into actual sign ups on our website to hear about our product launch. Due to the popularity of ShapeScale, our acquisition cost for emails of potential buyers is tremendously low at less than $1. Our cost is so low because our product is highly relevant to our audience plus it gets shared so often that our advertising cost is lower than is typically the case.

Usually, it costs a company anywhere between $50-$150 to spend on ads to achieve one sale at a higher level price point. If we meet our own estimates of a 5% conversion rate from email to pre-order, then our acquisition cost would be at less than $20 per customer, which would be incredibly cheap for us.

We've launched three other crowdfunding campaigns and consulted on a few others, and what startups often get wrong is they rely too heavily just on PR. But PR tends to be just a big peak early on in the first week, when you'll get a lot of coverage.

That coverage though might not even be highly qualified. Our email sign up base however is highly qualified because they've seen our product through the teaser video, and they still want to sign up to hear more about the product.

How big is the market?

Nearly one-third of U.S. smartphone owners—about 46 million unique users—accessed apps in the fitness and health category in January 2014, an 18 percent increase in users compared with the same month a year earlier (Source: Nielsen).

The annual smart wearable healthcare market volume will grow from $2 billion in 2014 to $41 billion in 2020, a compound annual growth rate of 65 percent (Source: CDW Healthcare).

Over 80 percent of consumers said an important benefit of wearable tech is its potential to make healthcare more convenient (Source: PwC).

The wearable band market grew by 684% on a worldwide basis in the first half of 2014 compared with the first half of 2013 (Source: Canalys).

Today, 1 in 5 Americans own some type of wearable technology (Source: PwC). It's a trend that is only set to increase over time.

ShapeScale won't capture the entire wearable market from the get-go, but it's a good starting point for us, as consumers of fitness trackers and smartwatches are already conscious about improving their health.

We believe that in the grand scheme of things we will exceed the reach of the wearable market. ShapeScale and its successor products stand to replace every scale and mirror across households in the developed world and emerging countries alike.

What future trend, technology or market conditions make it the right time to build this company? How does your product tap into this trend?

3D scanning technology has come down in price and will continue to fall as it's being adopted across mobile devices.

Measuring our fitness and diet has become mainstream in recent years thanks to Fitbit, Garmin and Withings. The market is ready to be disrupted by a second wave of innovators.

Obesity and spending towards health and fitness are both on the rise. People are willing to spend money to become healthy.

People care more about the way they look than ever before. A lot of developing countries will join this trend in the future making it a long term growing opportunity.

Who are your customers now? Who will they be in three years?

Our customers right now are segmented in three main groups:

- Fitness Buffs (the "Body Builder", "Mr. Abercrombie", the "Bootcamp Girl")
- Quantified Self Audience (the "Fit Geek")
- Mainstream Audience (the "Dad Bod", the "Mum")

We believe our early adopters lie in the first and second group of people that already have a decent understanding about fitness and have made it part of their lifestyle. They appreciate the additional data and action they can take on further shaping their appearance.

We will have some reach with the mainstream audience. They will appreciate ShapeScale's better and shorter feedback loop but even more so the ability of finally making sense of what diet and exercises work best for them. The fitness and diet advice part of ShapeScale will be a huge draw for them.

Due to our higher pricing we will not be able to completely reach the mainstream audience from the get-go, but we consider them our main audience three years from now.

What kind of response have you seen from potential customers so far?

We're seeing people get so excited about the product, sending the video to their friends saying, "We need this." We wanted to do something for these people who are already so excited, so we created a VIP program where people will be able to order the product 48 hours before everyone else and see the product first. There's actually a hundred people who have paid $10 for that privilege, and that's before they've even been able to see the whole thing and how it works and how much it's going to cost them. They just paid money to get ahead in the line and they don't even know what they're waiting for. They just trust that it's going to be cool enough to be worth that.

We've worked on many different products, but have never seen this level of excitement.

People are going crazy, tagging all their friends, like, "we need to invest in this"; "this is the product we need"; "I need to buy it now"; "How can I find out where I can buy it?". There are countless of these reactions. Have a look for yourself on http://shpe.us/thisviralvid.

Why will our customers keep coming back?

ShapeScale will be the best fitness tracker and platform, because we'll be the only one that will be able to make sense of what diet and exercise works for you. This gives us the best ability to provide our users with targeted advice of how to achieve the body of their dreams. Over the long haul, our product will improve with more data, as we'll be able to measure what methods work best for which body types.

Who are your competitors? How are you different?

There are a number of competitors. Our biggest competitor based on surveying thousands of potential users, is the mirror. To-date the mirror and traditional before and after photos have been showing everyday people the best results on their progress in fitness or general change in appearance.

On the high-end spectrum -- relevant to mostly fitness buffs -- there are a number of other methods to measure fitness progress, namely:

- Girth Measurements
- Skinfold Measurements
- DXA Scans (bone density measurements using expensive equipment)
- Hydrostatic Weighing

All of these methods tend to be tedious and often prone to human error. More importantly none of these offer visual aids of where exactly the body has been changing.

There are also some more recent competitors such as "Naked Labs" and "Fit 3D" that focus on their user's body shape exclusively.

ShapeScale captures a photorealistic 3D model instead of a just a 3D model. We not only create a more accurate and realistic model of our users, but also provide them with nutrition and exercise advice to achieve their health goals. ShapeScale is able to do so because of its unique rotating mechanism that allows for close proximity and high precision of the 3D sensor.

We have pending intellectual property that will make our company value more compelling in the long run.

How do you see yourself comparing from a price perspective to your competitors?

ShapeScale will be priced extremely competitively against our direct competition. We are able to do so by leveraging a single 3D sensor approach, lower logistics costs and savings in components thanks to our heavy reliance on cloud computing.

Our solution will also be cheaper than taking personal training lessons or similar.

ShapeScale will initially be higher priced than conventional scales, mirrors, and similar. There is just too much technology under our hood to compete with such at this stage. We believe however that ShapeScale's manifold benefits will outweigh the downside of paying more for our product.

How accurate is ShapeScale?

We are making ShapeScale's sensors and algorithms as accurate as possible. Right now ShapeScale makes precise distance measurements up to a tenth of an inch making our product much more accurate than tape measurements.

We're able to get such high accuracy- much more than any of our competitors- because our sensor is much closer to the user's body. Conventional 3D body scanner scan at twice the distance as ShapeScale, leaving for more room for error.

We know that accuracy will show you changes even faster, so it's very important for us to always be improving that and getting you better and better data.

All in all, ShapeScale will surpass all common household scales in terms of weight and body fat accuracy.

How are you able to capture a full body scan from the bottom ?

The scanning mode from the bottom will not provide a full body scan but still sufficient data to track the progress of the main body parts.

ShapeScale will have different scanning mode that will provide different data.

There will be a a photorealistic full body scan mode where the sensor not only stay at the bottom.

This enables people to use ShapeScale everyday in a minimum of time and with the least effort.

What role will this visualization play in people's fitness journeys?

We provide an immediate feedback in response to people's actions that's currently missing from the process. If you work out and you're trying to get into better shape, you won't see the difference until maybe months later. A lot of people can't wait that long; you want to be able to visually see every couple of days what has changed and know that you're going in the right direction.

Right now, if you want this kind of feedback, you need to take manual measurements that aren't easy to do yourself. If you work with a personal trainer, you can use a fat caliper and take pretty accurate measurements, but you need to be trained to do it. So being able to show these changes faster and easier has a tremendous effect- we'll create this habit where people are coming back for this information every day. They just want to see proof that something's changing.

Can you tell us more about the fitness advice the ShapeScale app will provide?

It really depends on what your goal is. If you want to work on specific muscles, you really have to target those muscles, and if you want to tone them or grow them, then you'll need to use a different type of exercise.

We haven't currently built this system because we've been focused on working on the scale itself right now. But, we run a program right now that trains people to reach their specific goal, and have trained hundreds of people. Martin is currently undergoing a certification as certified sports nutritionist and trainer and gaining the knowledge that will support this system.

Where are you in terms of developing the product, and what kind of additional pieces need to be built out?

We're on our fifth prototype at the moment, where we can take a full body scan with accuracy. Right now, it's more about finishing the form factor for what the final product will look like. We're finalizing that now, and within the next couple weeks we'll have the actual "works-like" "looks-like" prototype ready to shoot for our promo video to launch our pre-order campaign.

What's your biggest risk? What keeps you up at night?

In consumer electronics it is important to reach economies of scale to offset a product's high fixed costs. For us it is crucial to reach a sufficient number of sales in the low thousands to finance the first order of ShapeScale.

In order to reach that number our team has to put together a great product launch that is attractive enough for prospective buyers to pre-order a ShapeScale. We have sold dozens of products before and it's never easy to pre-sell a product before it's on the shelf. However, we believe that thanks to our experience, strong partners and a compelling product visions we will be able to overcome this challenge.

What are the technical risks that you still need to figure out?

The highest risk is still on the manufacturing side. It is our priority to be able to build a product , ship it and get it delivered to the user, and then meet their expectations. There are still definitely some challenges on the software side. But for these, we can iterate quickly, so we can progressively improve on the software experience. The first risk is really delivering a product that delivers on the expectations.

What are the specific hardware-related risks?

We're currently working on the "looks like" side of the design, and the major piece of that right now is this extending mechanical arm. The durability of the materials used for that mechanical arm will definitely require some extensive testing, so that's one risk. We haven't done all the testing we'll need to get to our final 100% comfort level. We want to the craft tens of these final prototypes and actually test them before we can finalize the DFMA, we want to know what variables we need to be really careful with during manufacturing.

The other risks are the common risks associated with the manufacturing of a consumer product, but we've both gone through the process of industrializing a product several times, so we're aware of the challenges. There are definitely going to be some challenges, but we have contacts with really great contract manufacturers in China. We've worked with them in the past, so we know that even if some aspects of the design may have to be adjusted, this is not something that would jeopardize the product.

How will you manufacture the product, and what are the risks there?

We intend to have the "works-like/ looks-like" tested over the summer within a small pilot. We've already started selecting our contract manufacturers, one being the largest digital scale manufacturer in the world. We'll be going to China after this summer to spend a lot of time close to the factory and work with our manufacturers on the DFMA. We've done this before, living in Guangzhou and Shenzhen. It still is the best area in the world to take a consumer product from prototype to mass production.

What was your "eureka moment" that led you to start working on ShapeScale?

ShapeScale was born out of our founding team's frustration of poor feedback by existing methods on what exercises and diets were working and how our appearance is changing over time.

Remember those moments when you start to work out, go on a diet and you start to feel healthier and better about yourself, but you just cannot tell whether you have started to look fitter at all? Or just think of all the moments when you look into the mirror and one day you feel attractive and the next day you feel like not even wanting to step outside. It's terrible!

Change in body shape and appearance is not solely dependent on losing weight. Body weight fluctuates very easily and lean mass (muscle) weighs more than body fat while taking up the same volume. Often we end up weighing no less, but feel considerably thinner.

ShapeScale is there to finally address all these issues by letting you see even the smallest changes in your appearance. See yourself how others see you, with ShapeScale.

Why are you the team to do this?

Alex works more on the product engineering side, and I [Martin] run the marketing. Alex had the idea of starting to work on ShapeScale, and when he had told me about it I immediately saw the use; I, myself, was struggling with getting into shape during that time. We started working full time on it last year [2015] during summer when we joined Y Combinator in Mountain View.

I [Martin Kessler] am the COO of Shape. I'm originally from Germany, but I've I've been spending the past 10 years in China, Hong Kong and South Korea. My background is mostly in wholesale distribution and logistics of consumer electronics, hardware startups and digital marketing. Five years ago I started PhoneJoy, which is a game controller that turns your smartphone into a console. We had raised $1 million in seed funding, and I was running Phonejoy for three years as founder and CEO. Eventually though, we didn't quite hit the product market fit and that's why I exited that business and moved on to other work such as CMO of Ambi Labs, which is another IOT startup based in Hong Kong. Ambi Labs has been working on a device called "Ambi Climate" that makes your air conditioner "smart".

I would describe myself as very versatile, my experience lies mostly in operations, sales, online marketing, growth hacking, and Social media and content marketing. My strength is really finding the people who will be attracted to the product and selling to them in a compelling way.

I [Alexander Wayenberg] am the CEO. My background is mainly in design and engineering. I studied mechatronic micro engineering and biomedical engineering at the Swiss Federal Institute of Technology. The past 10 years i've been working with companies to design and manufacture their product. About 5 ½ years ago, I decided to move to China because it was much closer to where the prototyping and manufacturing was happening. My specialty is IOT products, and I've worked designing and engineer dozens at this point. I see design and user experience as being the real backbone and DNA of the company. We want to make a product you'll love to use every day because it just makes your life better. We're really taking into account our customers so we can know what they need and what's going to really help our product sell well. We want to build something meaningful that will make people's life better.

What is the long-term vision for your company?*

We want to help everyone to achieve the body of their dreams. We want to become the leading consumer brand that help you achieve and maintain health goals. It is our mission to make billions of people healthier and happier about their body.

As a result our company will take on major health issues such as obesity, diabetes and cardiovascular disease, the world's number one cause of death.

ASK A QUESTION

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ASK QUESTION

Charles Monte Verde May 19

What patents or elements of the technology are you in control of?



Alexandre Wayenberg CEO FOUNDER May 19

At this point we cannot disclose too much in public about our IP. We are currently working with a renowned Silicon Valley patent attorney.

However, ShapeScale has multiple patentable aspects including our software algorithms, software user experience, scanning tech, and mechanical design.

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Alex Kritikos May 26

You mention 'THOSE THAT INVEST $25,000+ GET VOTING AND PRO-RATA RIGHTS' can we have more information about this?



Alexandre Wayenberg CEO FOUNDER May 26

Those who invest $25.000 or more will have another class of shares that will give them voting rights and pro-rata.

Voting right is the right of a stockholder to vote on matters of corporate policy. The "pro-rata right" is the right to continue to participate in future rounds so that you can maintain your ownership.

In order to invest $25.000 or more, it is required to be an accredited investor (*https://www.investor.gov/news-alerts/investor-bulletins/investor-bulletin-accredited-investors*).

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MORE QUESTIONS

RISKS SPECIFIC TO SHAPESCALE

1. Forecasting Risk:

We've done our very best to forecast demand and create a solid production plan. We've learned a lot from running previous hardware businesses, but sometimes forecasts don't always hit the mark. Should we miss projections, and either sell too many ShapeScales or too few, we will have re strategize to cope with changed environment.

Since we consider ShapeScale a high quality product, it will be of utmost importance for us that we maintain only the best quality standards even at high production volume. To do so, we will need to be able to keep up with our demand sufficiently.

2.... READ MORE

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

ShapeScale is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

Can I change my mind and get a refund?

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Alexandre Wayenberg

3rd

CEO @ Shape

San Francisco Bay Area | Consumer Electronics

Current Shape, Wave Music, Doll Memories Limited

Previous Capsule SA, AgoraBee SA, Atrium Metals SA

Education Ecole polytechnique fédérale de Lausanne

Send Alexandre InMail

495
connections

https://www.linkedin.com/in/awayenberg

Contact Info

Background

Summary

Alexandre Wayenberg is the CEO of Shape, a startup developing the ShapeScale, a scale that scans your body in 3D and allow users to visualize how their body shape change. Shape has been funded and been part of the Summer 2015 batch of Y Combinator. He is also the co-founder of Wave Music - a startup that provides an innovative way to manage music for hotels, shops and restaurants - and Doll Memories - a fashion brand that creates colorful clothes for women.

During his studies he co-founded a spin-off of the EPFL – Agorabee where he developed his first connected devices and honed his entrepreneurship skills. Agorabee went on to win the 2009 IMD Startup competition and Alexandre was awarded the Venture Leaders prize in 2009.

He is the former founder of Capsule, a one stop design and engineering consultancy that helped Startup and SMEs to transform their ideas into products. He has been involved in the design and development more than 15 connected products and has lived 5 years in South China where he acquired hands-on manufacturing and industrialization experience.

He has experience with Design, Hardware and Software Engineering, Manufacturing and Entrepreneurship. He is passionate about bringing game changing innovation to the world and inspiring and helping others to do so. He has been animating workshops and been a mentor for the last 2 years at the Startup Weekend Hong Kong, RISE Startup program, the Founder Institute Hong Kong Chapter and at Paperclip Hong Kong.

Alexandre is a graduate from the EPFL in Micro Engineering with a Master in Micro and Nano Systems and a Minor in Biomedical Engineering. During his time at EPFL, he has been the assistant of Prof. Renaud (BioMEMS) and Schmid (Introduction to Microcontrollers). He has more than a decade of experience designing PCBs and is a certified PCB designer from the IPC, the Association Connecting Electronics Industries.

Experience

CEO
Shape
June 2015 – Present (1 year) | Mountain View - California

1 recommendation

Peter M Dingle
Director - Innovation Accelerators at NEST.vc

At the heart of every startup ecosystem there are a few individuals that embody everything that it means to do something new, rare and original. Alex is one of those individuals for Hong Kong. His passion for building, prototyping and creating... View↓

Co Founder
Wave Music
April 2015 – Present (1 year 2 months) | Hong Kong

Co Founder
Doll Memories Limited
March 2013 – Present (3 years 3 months) | Hong Kong

Strategy, Marketing, Web & Graphic Design, IT

CEO
Capsule SA
September 2009 – June 2015 (5 years 10 months) | Lausanne Area, Switzerland

Capsule

Co-founder - Administrator
AgoraBee SA
March 2008 – August 2009 (1 year 6 months) | Lausanne Area, Switzerland

IT Manager
Atrium Metals SA
December 2006 – July 2009 (2 years 8 months) | Lausanne Area, Switzerland

IT Manager
Strikeforce Mining & Ressources Ltd
May 2008 – May 2009 (1 year 1 month)

Assistant of Prof. A. Schmid - Microelectronic Systems Laboratory
EPFL
February 2007 – June 2008 (1 year 5 months)

Assistant of Prof. P. Renaud - Microsystems Laboratory (LMIS4)
EPFL
March 2007 – September 2007 (7 months) | Lausanne Area, Switzerland

Skills

Top Skills

- 21 Electronics
- 21 Entrepreneurship
- 15 Embedded Systems
- 10 Programming
- 9 Manufacturing
- 7 Product Design
- 7 Product Development
- 3 Nanotechnology
- 2 Sensors
- 1 Automation

Alexandre also knows about...

- 1 Wireless

Education

Ecole polytechnique fédérale de Lausanne
Master of Science MSC, Micro and nano systems
2001 – 2008

Université libre de Bruxelles
1998 – 2000

Babson College

IPC

Additional Info

- **Interests**

entrepreneurship, management, nanotechnology, information technology, music, surfing, snowboarding, gymnastics

- **Personal Details**

Birthday January 28

Honors & Awards

Additional Honors & Awards

Venture Leader 2009

Certifications

Certified Interconnect Designer
IPC-Association Connecting Electronics Industries
Starting September 2014

Volunteer Experience & Causes

Mentor
Startup Weekend
January 2014 – Present (2 years 5 months) | Economic Empowerment

Causes Alexandre cares about:

- Animal Welfare
- Arts and Culture
- Children
- Civil Rights and Social Action
- Education
- Environment
- Health
- Human Rights
- Poverty Alleviation
- Science and Technology

Recommendations Received (1)

CEO
Shape



Peter M Dingle
Director - Innovation Accelerators at NEST.vc

"At the heart of every startup ecosystem there are a few individuals that embody everything that it means to do something new, rare and original. Alex is one of those individuals for Hong Kong. His passion for building, prototyping and creating something original combined with his discipline, ability to prioritise and a work ethic that never gives up make him an inspiration... **more**

January 17, 2016, Peter M advised Alexandre at Shape





Martin Kessler

2nd

Co-Founder & COO of Shape

Mountain View, California | Internet

Current: Shape Inc.
Previous: The Founder Institute, MWI Hong Kong, Ambi Labs
Education: Y Combinator

Connect | Send Martin InMail

500+ connections

https://www.linkedin.com/in/martinkessler

Contact Info

Posts

Published by Martin



10 Tips On How To Use Snapchat (via @JoelComm)
March 15, 2016



A Quick Way To Solve Founder Miscommunication
July 23, 2015



Sell Not Market.
June 22, 2015

Background

Summary

Serial Hardware Entrepreneur and Digital/Product Marketing Specialist with a mindset of data, creativity, and curiosity.

Now working on ShapeScale (YC S15) -- the scale and fitness tracker of the future. ⚡🏋

Visualize yourself in 3D. Finally see how others see you and how your appearance changes over time.

Launching soon. Join over 40,000 enthusiasts and get the launch offer on www.shapescale.com. ✌

Specialities:
- 🔑 Hardware and consumer products development & marketing
- 🔑 Business development of strategic partnerships
- 🔑 Social Media Marketing
- 🔑 Content Marketing
- 🔑 Growth and Guerrilla Marketing strategies and execution (growth hacking)
- 🔑 Crowdfunding
- 🔑 Product Launch Campaigns
- 🔑 Front-end web development

Follow me also on...
AngelList: http://www.angel.co/martin-kessler
Twitter: https://www.twitter.com/kesslerio
Snapchat: http://www.snapchat.com/add/kesslerio

Experience

Co-Founder & COO
Shape Inc.
June 2015 – Present (1 year) | Mountain View, California

ShapeLabs, Inc. is a Y Combinator consumer health-tech company based in Silicon Valley. It is the company behind ShapeScale, a smart scale that scans your entire body for changes in your shape. The first-of-its-kind personal health device creates a 3D avatar of an individual's body and sends it to an app where details can be viewed of where fat is lost or muscle is gained.

Co-Director
The Founder Institute
October 2014 – June 2015 (9 months) | Hong Kong

Leading, mentorship and organisation of the Hong Kong chapter. Recruitment of founders, mentors and sponsors.

The Founder Institute is the world's largest entrepreneur training and startup launch program, helping aspiring founders across the globe build enduring technology companies.

In FI's four-month, part-time program, you can "learn by doing" and launch a company through structured training courses, practical business-building assignments, and expert feedback.

Strategic Account Manager
MWI Hong Kong
March 2015 – May 2015 (3 months) | Hong Kong

Agency marketing, business development and client account management for regional Asia office based in Hong Kong.

MWI is a collection of designers, programmers, and online marketers with one goal in mind–to assist our clients to generate long-term growth.

MWI provides:
- Content Marketing
- Social Media Marketing & Management
- Search Engine Optimization (SEO) strategy and implementation
- Search Engine Marketing (SEM) and Pay-Per-Click (PPC) advertising
- Conversion Rate Optimization (CRO)
- Web Design Services
- Online PR / Media outreach
... and many more services that make your business grow!

Head of Marketing / CMO
Ambi Labs
September 2014 – March 2015 (7 months) | Hong Kong

Growing Ambi Labs through crowdfunding ($115k crowdfunding campaign), Facebook display advertising, PPC/SEM, content marketing, SEO, and social media campaigns. Managing marketing and e-commerce to drive revenue for a leading consumer electronics startup in Hong Kong.

Ambi Climate is an internet of things gadget for your home that makes your existing air conditioner a smart home device.

Founder & Managing Director (CEO)
Phonejoy Solutions Ltd
May 2011 – June 2014 (3 years 2 months) | Hong Kong

Inception of consumer electronics tech start-up with loans of just US$20,000 from concept to full product launch. Raised funds on Kickstarter crowdfunding platform and private equity of nearly US$1m. Three years management of Phonejoy in Guangzhou and later Hong Kong.

➤ Strategy: developed business plan & marketing strategy

➤ Product Development: includes concept and ideas for industrial product design

➤ Business Development: setup of CRM (SalesForce later BaseCRM); generated new business cooperation deals with retailers, game developers/publishers and strategic partner; creation of pitch decks and sales presentations.

➤ Project Management & Time Management of various marketing, sales, and product development tasks conducted by the company's internal team and/or external partners.

➤ Brand Development: developed brand strategy, creative direction for UI/UX of Android and iOS applications (apps) as well as corporate website

➤ Growth Hacking: Analyses of conversion and UX of website and apps through Flurry, Google Analytics, Crazy Egg, Qualaroo, A/B testing with Optimizely to improve conversions. Beyond that other strategies including direct mail, newsletters, guerrilla forum posting/redditting, rewards campaigns, and much more.

➤ SEO/SEM/ASO: Handled Moz, Google/Facebook Ads, Onsite/Offiste Search Engine Optimisation, Keyword Discovery, App Store & Amazon ranking, Link Building, Content creation and much more.

➤ Digital Marketing: Contributed to content creation at Kickstarter and blog, Social Media Management with HootSuite/Sprout Social.

➤ Trade Shows: Managed and organised various trade show exhibitions participations such as CES, E3, China Sourcing Fair, Hong Kong Electronics Fair, G-Star Korea, Gamesbeat, and GMIC San Francisco.

➤ Administration/Finance/HR: includes creation of financial reports, quarterly budget reviews, as well as recruitment of new team members

➤ Customer Support Management and handling of tickets at Forums, Zendesk & User Voice.

▸ 1 project

▸ 1 honor or award

▾ 3 recommendations, including:

Dale Schroeder
Vice President, Product Development at ...

Working with Martin was an absolute pleasure! His energetic optimism and creative entrepreneurial spirit is what allows this... View↓

Sylvain Motte
Responsable commercial chez Wilmart ...

"I had the chance to work with Martin at Phonejoy. I discovered a true entrepreneur. Martin impressed me with his scope of... View↓

1 more recommendation↓

PhoneJoy's New Play GamePad Is A Univers...

Game Hardware Startup Phonejoy Wins First...

Phonejoy Feature at The P…

South China Morning Post …

Hong Kong Hottest Startup …

SEE MORE

Founder & Manager
Kessler Trading Ltd
August 2010 – September 2011 (1 year 2 months) | Guangzhou

➤ Small sized trading company of consumer electronics.
➤ Visits & relationship handling with OEMs and suppliers in South China (Shenzhen, Dongguan, Guangzhou aka Pearl River Delta area)

Projects

Phonejoy
November 2011 – June 2014

The Phonejoy is a wireless device that can turn any phone into a portable console.

7 team members, including:

Martin Kessler
Co-Founder & COO of Shape

Alexander Moroz
Adviser at Phonejoy Solutions

Dale Schroeder
Vice President, Product Development at …

Jacques Lacarin
Senior iOS & Backend Developer at Jarr…

Education

Y Combinator
S15 Batch
2015 – 2015

Make Things People Want

The Chinese University of Hong Kong
Master of Science, International Political Economy, GPA 3.7

Courses taken: Emerging Markets in BRICS, Int'l Law and China, Int'l Finance and Trade Policy, Development of Western China, Hong Kong in the Global Political Economy

University of Nottingham
BA (Hons), Politics, China, Mandarin, Upper Second Class

1 recommendation

Luke Ellis
Adjudicator at Financial Ombudsman Service

Martin has shown the drive and ambition to develop and market his own unique product that has a potentially huge market appeal, joining the ranks of the most promising upcoming entrepreneurs. View↓

Korea University
East Asian Business culture and practices, East Asian Economies, Leadership and Communication, GPA 3.65

The University of Hong Kong
Bachelor of Arts (BA), Law & Social Sciences

Sun Yat-Sen University
Language Certificate, Upper-Intermediate Chinese

Shanghai Jiao Tong University
Intensive Intermediate Chinese, Chinese

MOOCs
Continuing Education (MOOCs), Finance, Engineering, Computer Science, Entrepreneurialism
2013

Range of various online courses I've been taking during the period.

7 courses

Courses

MOOCs

- Introduction to Finance (Coursera - University of Michigan)
- Startup Engineering (Coursera - Stanford University)
- Clickminded SEO/SEM by Tommy Griffith (former SEO @Airbnb)
- Computer Science 101 (NovoED / Stanford University)
- Technology Entrepreneurship (NovoED / Stanford University)
- Powerful Public Speaking (Udemy)
- The $400k Crowdfunding Formula (Udemy)

Volunteer Experience & Causes

Mentor
Blue Startups LLC
March 2015 – September 2015 (7 months) | Science and Technology

Provide mentorship, feedback and instruction to startups within the program. Love to help amazing people to build great things! :)

Blue Startups is a technology accelerator. Blue Startups concentrates on helping scalable-technology companies including internet, software, mobile, gaming and e-commerce compete on a global scale. Blue Startups is fast becoming a nexus of entrepreneurial activity... **more**

Mentor
The Founder Institute
June 2014 – September 2014 (4 months) | Science and Technology

Provide mentorship, feedback and instruction to startups within the program.

The Founder Institute is the world's largest entrepreneur training and startup launch program, helping aspiring founders across the globe build enduring technology companies.

Co-Organizer
PostmortemHK
September 2014 | Science and Technology

Organized startup conference in Hong Kong about learning from failure.

Featured the failure stories from some of the most known Hong Kong entrepreneurs. We had an amazing line up of 7 speakers and about 100 attendees! Real entrepreneurs that shared their, personal, failures, mea culpas.

I helped with the organization, closed sponsors, and brought in speakers. www.postmortem.hk

Volunteer Peer Mentor
Edinburgh Cyrenians
2006 – 2007 (1 year) | Poverty Alleviation

Opportunities Martin is looking for:

- Joining a nonprofit board
- Skills-based volunteering (pro bono consulting)

Patents

A Handheld Apparatus for Communicating Control Signals to an Information Precessing Device
China HK1184322
Issued November 29, 2012

The Phonejoy controller's utility (short-term) patent.

3 inventors:

Martin Kessler
Co-Founder & COO of Shape

Alexander Moroz
Adviser at Phonejoy Solutions

Dale Schroeder
Vice President, Product Development at ...

A Handheld Game Pad Apparatus
China 1202316.6
Issued November 23, 2012

Design Patent of Phonejoy controller

2 inventors:

Martin Kessler
Co-Founder & COO of Shape

Alexander Moroz
Adviser at Phonejoy Solutions

Skills

Top Skills

- 63 Entrepreneurship
- 52 Business Development
- 35 Product Development
- 23 User Experience
- 16 Brand Development
- 23 Business Strategy
- 3 Driving Growth
- 13 Digital Marketing
- 7 SEO
- 8 Social Media Marketing

Martin also knows about...

3 Growth Strategies · 23 Management · 15 International Business · 12 Market Research · 8 Mobile Games · 55 Start-ups · 4 English · 3 Mandarin · 5 Cantonese · 6 Product Marketing · 8 Strategic Partnerships · 4 Android · 2 Content Marketing · 11 Project Management · 8 International Trade · See 20+ >

Languages

English
Full professional proficiency

German
Native or bilingual proficiency

Chinese
Professional working proficiency

Additional Info

- **Interests**

China, Hong Kong, East Asia, Mobile Gaming, Growth Hacking, Kayaking, Technology, Tech Startups, Hardware Startups, Startups, Android, iOS, Smartphones, Gadgets, Entrepreneurship, Marketing, User Experience, User Interface, Networking, Internet of Things, Smart Home

- **Personal Details**

Birthday March 12

- **Advice for Contacting Martin**

If you need startup/hardware or crowdfunding advice I may also be of help.

I've also been a frequent speaker on entrepreneurship and digital marketing at events and conferences such as the Hong Kong Business Forum 2013, The Hong Kong Singapore Business Association Forum 2014, StartupsHK Startup Saturdays, and many more.

Feel free to contact me on speaking opportunities as well.

Honors & Awards

Hong Kong Best ICT Startup Grand Award
Internet Society (Hong Kong)
April 2014

"The Hong Kong ICT Awards aims to recognise and promote outstanding ICT inventions and applications, thereby encouraging innovation and excellence among Hong Kong's ICT talents and enterprises in their constant pursuit for creative and better solutions to meet business and social needs.

Hong Kong is a breeding ground for startups which play a pivotal role in sustaining our ICT development. In fact, Hong Kong is named by Forbes as... **more**

Organizations

StartwareHK
Founder & Organizer
Starting November 2013

Recommendations

Received (4) Given (9)

Founder & Managing Director (CEO)

Phonejoy Solutions Ltd



Dale Schroeder

Vice President, Product Development at Jarre Technologies

Working with Martin was an absolute pleasure! His energetic optimism and creative entrepreneurial spirit is what allows this guy to be an originating inventor of brilliant creative ideas! Now with Martin in Silicon Valley, there is no doubt in my mind that he is exactly where he needs to be! I hope great success for him and the people working under this extraordinary... **more**

June 21, 2015, Dale reported to Martin at Phonejoy Solutions Ltd



Sylvain Motte

Responsable commercial chez Wilmart SAS

"I had the chance to work with Martin at Phonejoy. I discovered a true entrepreneur. Martin impressed me with his scope of knowledge and skills. He is hands on and no matter what issues re related to (project management, sales, logistic, marketing, web development...) Martin will solve it and get things done quickly. It has been a great pleasure to work with him and I... **more**

March 10, 2015, Sylvain reported to Martin at Phonejoy Solutions Ltd

Alexander Moroz

Adviser at Phonejoy Solutions

I've known Martin for over 5 years and we have worked together for 3 years at our Phonejoy Start-UP.

At all times Martin has been motivated and reliable. He was involved in product development, marketing strategy, brand development, administration and customer support.

It's Martin's habit to always be up to date on the latest developments in the tech-world and he... **more**

March 10, 2015, Alexander worked directly with Martin at Phonejoy Solutions Ltd

BA (Hons)

University of Nottingham



Luke Ellis

Adjudicator at Financial Ombudsman Service

Martin has shown the drive and ambition to develop and market his own unique product that has a potentially huge market appeal, joining the ranks of the most promising upcoming entrepreneurs.

December 20, 2012, Luke studied with Martin at University of Nottingham